EXHIBIT 99.3

June 20, 2006

Via e-mail:Harvey.goldmand@hklaw.com

Harvey Goldman, Esq.

Holland & Knight

701 Brickell Avenue

Suite 3000

Miami, Fl 33131

Re:  Acquisition of Parlux Fragrances, Inc.

Dear Mr. Goldman:

Thank you for your letter.

PF Acquisition of Florida LLC has asked me to communicate to you that it does not expect the Independent Committee of Parlux Fragrances, Inc. to incur any expense until PF Acquisition has obtained its financing commitments, When PF Acquisition completes that task, it would expect to proceed in a customary fashion. It would not offer to provide any deposit, to waive contingencies relating to the committed financing or to proceed without a customary break up fee.

We look forward to speaking with you once PF Acquisition has obtained its financing commitments.

SPJ/ls

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